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Exhibit (a)(1)(i)

SINCLAIR TELEVISION GROUP, INC.

Offer to Purchase for Cash

Up to $60,000,000 of Sinclair Broadcast Group, Inc.'s Outstanding

6% Convertible Subordinated Debentures due 2012 (CUSIP No. 829226AV1)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, OCTOBER 18, 2010, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE" FOR THE OFFER) OR EARLIER TERMINATED BY THE COMPANY.

          Sinclair Television Group, Inc., a Maryland corporation (the "Company"), hereby offers (the "Offer") to purchase for cash, on a pro rata basis, up to $60,000,000 in principal amount (the "Maximum Tender Amount") of the outstanding 6% Convertible Subordinated Debentures due 2012 (the "6% Debentures" or "Securities") issued by the Company's parent, Sinclair Broadcast Group, Inc., a Maryland corporation ("Sinclair"), upon the terms and subject to the conditions set forth in this Offer to Purchase (as defined below) and the Letter of Transmittal (as defined below). All of the 6% Debentures validly tendered and not validly withdrawn will be purchased at a cash purchase price of $987.50 per $1,000 principal amount of such Securities. Tendering holders of Securities that are accepted for payment will also receive accrued and unpaid interest on such Securities from the last interest payment date to, but excluding, the Settlement Date (as defined below).

          The Offer is subject to the satisfaction of certain conditions, including (i) the completion of a private placement of senior unsecured notes of the Company (the "Senior Notes") on terms satisfactory to the Company to fund the purchase of the 6% Debentures in the Offer (the "Financing Condition") and (ii) the satisfaction of the General Conditions described in this Offer to Purchase and the Letter of Transmittal. For additional information, see "The Offer—Conditions of the Offer; Extension; Amendment; Termination" in this Offer to Purchase.

          This Offer to Purchase does not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes.

          None of the Company or Sinclair, including the board of directors and officers of each, MacKenzie Partners, Inc., the information agent for the Offer (the "Information Agent"), U.S. Bank National Association, the depositary for the Offer (the "Depositary") or J.P. Morgan Securities LLC, the dealer manager for the Offer (the "Dealer Manager"), makes any recommendation as to whether or not Holders (as defined below) should tender, or refrain from tendering, all or any portion of the principal amount of their Securities pursuant to the Offer and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions as to whether to tender the Securities, and, if so, the principal amount of Securities to tender. In doing so, Holders should consult their own investment and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the Letter of Transmittal, including our reasons for making the Offer. See "The Offer—The Company" and "The Offer—Purpose of the Offer."

          The Company may, in its sole and absolute discretion, waive any of the conditions set forth in this Offer to Purchase, in whole or in part, at any time and from time to time; provided, however, that those conditions dependent upon the receipt of any governmental approvals necessary to consummate the Offers may not be waived by the Company and must be satisfied on or before the Expiration Date. See "The Offer—Conditions of the Offer; Extension; Amendment; Termination" in this Offer to Purchase. Securities that are not accepted for payment pursuant to the Offer will remain obligations of Sinclair.

          In the event the Offer is terminated, withdrawn or otherwise not completed, any 6% Debentures tendered will be promptly returned to the tendering Holders (as defined below) at our expense. Subject to applicable law, the Company reserves the right to (i) extend the Offer, (ii) delay the acceptance for payment of any of the 6% Debentures, (iii) terminate or withdraw the Offer with respect to any or all of the 6% Debentures at any time, (iv) waive or modify in whole or in part all conditions set forth in the Offer or (v) otherwise amend the Offer in any respect.

          All 6% Debentures validly tendered and accepted for payment pursuant to the Offer will be paid for as promptly as practicable following such acceptance, which is expected to be the second New York City business day following the Expiration Date, by the Company (such payment date, the "Settlement Date" for the Offer). Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders by the Depositary or The Depository Trust Company ("DTC").

          The Offer is being made on the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this "Offer to Purchase") and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal"). If you beneficially own 6% Debentures through an account maintained by a broker, dealer, commercial bank, depository, trust company or other DTC participant, you should contact your DTC participant promptly and instruct it to tender such Securities on your behalf. If you are a DTC participant, you may tender by either: (i) transmitting to the Depositary a properly completed Letter of Transmittal on or prior to the Expiration Date or (ii) transmitting an Agent's Message (as defined below) through the automated tender offer program ("ATOP") of DTC.

          This Offer to Purchase contains or incorporates by reference important information that should be read before a decision is made with respect to the Offer.

          Neither the United States Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

          Any questions or requests for assistance or for additional copies of this Offer to Purchase or related documents may be directed to the Information Agent, at one of its telephone numbers set forth on the back cover of this Offer to Purchase. A Holder may also contact the Dealer Manager at its telephone number set forth on the back cover of this Offer to Purchase, or such Holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

J.P. Morgan

September 20, 2010

IMPORTANT INFORMATION

        The Securities are represented by a global certificate registered in the name of DTC or its nominee. DTC or its nominee is the only registered holder of the Securities. DTC facilitates the clearance and settlement of transactions with respect to the Securities through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. A beneficial owner whose Securities are held by a broker, dealer, commercial bank, depository, trust company or other DTC participant and who desires to tender such Securities in the Offer must contact its DTC participant and instruct it to tender such Securities on its behalf (each such beneficial owner or DTC participant, a "Holder," as applicable).

        If you are a DTC participant, on or prior to the Expiration Date, you may tender by either:

  •
  transmitting to the Depositary a properly completed Letter of Transmittal; or

  •
  transmitting an Agent's Message (as defined below) through ATOP of DTC.

        For more information regarding the procedures for tendering your Securities, see "The Offer—Procedure for Tendering Securities."

        This Offer to Purchase and the Letter of Transmittal contain important information that Holders are urged to read before any decision is made with respect to the Offer.

        The Offer is being made to all Holders. We are not aware of any jurisdiction in which the making of the Offer is prohibited by applicable law. If we become aware of any jurisdiction where the making of the Offer is so prohibited or would not be in compliance with the laws of such jurisdiction, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders residing in such jurisdiction. This Offer to Purchase and the related documents do not constitute an offer to buy or a solicitation of an offer to sell Securities in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of the Company or Sinclair or any of their respective affiliates since the date hereof. The delivery of this Offer to Purchase also shall not under any circumstances create any similar implication with respect to information incorporated herein by reference.

        We have not authorized any dealer, salesperson or other person to make any recommendation on our behalf as to whether you should tender, or refrain from tendering, all or any portion of the aggregate principal amount of your Securities in the Offer. We have not authorized any dealer, salesperson or other person to give any information or to make any representation in connection with the Offer, other than those contained in this Offer to Purchase and the Letter of Transmittal. If given or made, you should not rely on any such recommendation, information or representation as having been authorized by the Company or Sinclair, including the board of directors and officers of each, the Depositary, the Information Agent or the Dealer Manager.

        The Company and its affiliates, including Sinclair, and their respective executive officers and directors, will be prohibited by Rules 13e-4 and 14e-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from purchasing any of the Securities outside of the Offer until at least the tenth business day after the expiration or termination of the Offer. Following that time, the

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Company and its affiliates expressly reserve the absolute right, in their sole discretion from time to time in the future, to purchase any of the Securities, whether or not any Securities are purchased pursuant to the Offer, through repurchase or redemption of the Securities pursuant to their terms, or through open market purchases, privately negotiated transactions, tender offers, exchange offers, defeasance or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, the Company or its affiliates will pursue. In addition, subject to Rules 13e-4 and 14e-5 under the Exchange Act, the Company and its affiliates may at any time, whether or not during the Offer and subject to market and other conditions, purchase securities other than the Securities, including any of their respective other series of notes outstanding, through repurchase or redemption pursuant to their respective terms, or through open market purchases, privately negotiated transactions, tender offers, exchange offers, defeasance or otherwise.

        The CUSIP number referenced in this Offer to Purchase has been assigned by Standard & Poor's Corporation and is included solely for the convenience of the Holders. None of the Company, Sinclair, the Dealer Manager, the Depositary or the Information Agent is responsible for the selection or use of the above-referenced CUSIP number, and no representation is made as to its correctness on the Securities or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

        References to the "Company," "we," "us," "our" or "ours" refer to Sinclair Television Group, Inc. and its subsidiaries, unless the context otherwise requires. References to "Sinclair" refer to Sinclair Broadcast Group, Inc. and its subsidiaries, unless the context otherwise requires.

        See "Certain U.S. Federal Income Tax Considerations" for a discussion of certain U.S. federal income tax considerations that should be considered in evaluating the Offer.

 IMPORTANT DATES

        Holders should note the following important dates and times relating to the Offer:

Date	Calendar Date	Event
Launch Date	Monday, September 20, 2010	Commencement of the Offer.
Expiration Date	12:00 midnight, New York City time, on Monday, October 18, 2010, unless extended or earlier terminated by us in our sole and absolute discretion.
The deadline for Holders to validly tender Securities pursuant to the Offer and be eligible to receive the applicable purchase price for Securities accepted for payment pursuant to the Offer. This is also the deadline for Holders to validly withdraw any tendered Securities.
Settlement Date	As promptly as practicable after the Expiration Date, which is expected to be the second New York City business day after the Expiration Date.
The day we deposit with the Depositary or upon the Depositary's instructions, with DTC, the amount of cash necessary to pay the purchase price, plus accrued and unpaid interest from the last interest payment date to, but excluding, the Settlement Date for all of the Securities accepted for payment pursuant to the Offer. The Depositary or DTC will pay each Holder whose Securities are accepted for payment the purchase price, plus any such accrued and unpaid interest, for all such Securities accepted for payment pursuant to the Offer.

        The Company reserves the right to extend the Offer with respect to the Securities, if necessary, so that the Expiration Date occurs upon or shortly after the satisfaction or waiver of the conditions to the Offer.

        Subject to applicable law, the Company reserves the right to (i) extend the Offer, (ii) delay the acceptance for payment of any of the Securities, (iii) terminate or withdraw the Offer with respect to any or all of the Securities at any time, (iv) waive or modify in whole or in part all conditions set forth in the Offer or (v) otherwise amend the Offer in any respect. In the event that the Offer is terminated or otherwise not completed, the purchase price relating to the Securities will not be paid or become payable, without regard to whether such Holders have validly tendered their Securities (in which case such tendered Securities will be promptly returned to the Holders).

SUMMARY

        This Offer to Purchase and the Letter of Transmittal contain important information that you should read carefully before making any decision with respect to the Offer. The following summary is provided solely for the convenience of Holders. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Purchase, the Letter of Transmittal and any amendments or supplements hereto or thereto. Holders are urged to read this Offer to Purchase and the Letter of Transmittal and the documents incorporated herein or therein by reference in their entirety. Each of the capitalized terms used but not defined in this summary has the meaning set forth elsewhere in this Offer to Purchase.

        If you have questions, please call the Information Agent or the Dealer Manager at their respective telephone numbers on the back cover of this Offer to Purchase.

The Offeror	Sinclair Television Group, Inc., a Maryland corporation and a wholly-owned subsidiary of Sinclair Broadcast Group, Inc., the issuer of the Securities.
The Issuer	Sinclair Broadcast Group, Inc., a Maryland corporation.
The Securities	6% Convertible Subordinated Debentures due September 15, 2012 issued by Sinclair (CUSIP No. 829226AV1), $128.0 million aggregate principal amount outstanding as of September 17, 2010.
The Offer

The Company is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal, up to $60,000,000 principal amount, on a pro rata basis, of the Securities validly tendered and not validly withdrawn on or prior to the Expiration Date. If the Maximum Tender Amount is adequate to purchase some, but not all, of the aggregate principal amount of the Securities validly tendered and not validly withdrawn, the amount of Securities that will be accepted for payment will be prorated based on the aggregate principal amount of Securities validly tendered and not validly withdrawn in the Offer. Subject to any required notice under applicable law, we may increase the Maximum Tender Amount at our sole discretion. See "The Offer."

Expiration Date

12:00 midnight, New York City time, on Monday, October 18, 2010, unless the Offer is extended or earlier terminated by the Company. The Company retains the right to extend or terminate the Offer in its sole and absolute discretion. If the Company extends the Offer, it will issue a press release no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled Expiration Date and will delay the acceptance of any Securities that have been tendered. See "The Offer—Conditions of the Offer; Extension; Amendment; Termination."

Purchase Price	The cash purchase price offered for the 6% Debentures validly tendered and not validly withdrawn pursuant to the Offer per $1,000 principal amount is $987.50.

Source of Funds

The Company intends to fund the Offer primarily with the proceeds from the sale of the Senior Notes in an unregistered, private placement. Assuming that the Maximum Tender Amount of the Securities is accepted for payment by the Company pursuant to the Offer, we estimate that the Company will pay approximately $59.3 million to repurchase the Securities pursuant to the Offer, excluding accrued interest and other fees and expenses of the Company incurred in connection with the Offer and the financing therefor. To the extent the proceeds from the unregistered, private placement of the Senior Notes are insufficient to fully fund the Company's purchase of the Securities pursuant to the Offer, the Company may use available cash on hand or draw funds under the revolving credit facility of the Company's senior secured credit facility (as the same may be amended, the "Bank Credit Agreement"). See "The Offer—Source of Funds" and "The Offer—Conditions of the Offer; Extension; Amendment; Termination."

Payment of Interest

Tendering Holders of the Securities that are accepted for payment will also receive accrued and unpaid interest on such Securities from the last interest payment date to, but excluding, the Settlement Date.

Settlement Date	Payments will be made as promptly as practicable after the Expiration Date, which is expected to be the second New York City business day after the Expiration Date.
Withdrawal Rights

Except to the extent required by applicable law or as provided herein, Securities tendered on or prior to the Expiration Date may only be withdrawn, in writing, on or prior to the Expiration Date or if we have not accepted them for purchase prior to November 16, 2010. In the event of a timely and valid withdrawal of a tender, all the Securities subject to such withdrawal will be promptly returned to the withdrawing Holders. See "The Offer—Withdrawal of Tenders."

Untendered or Unpurchased Securities

Securities not tendered or otherwise not purchased pursuant to the Offer will remain outstanding immediately after the completion of the Offer. If the Offer is consummated, the aggregate principal amount of Securities that remain outstanding will be reduced. This reduction may adversely affect the liquidity of and, consequently, the market price for the Securities that remain outstanding after consummation of the Offer. See "The Offer—Market and Trading Information for the Securities."

In addition, any Securities that remain outstanding after completion of the Offer will be structurally and contractually subordinated to any Senior Notes issued by the Company. See "The Offer—Source of Funds."

How to Tender Securities

If you beneficially own Securities through an account maintained by a broker, dealer, commercial bank, depository, trust company or other DTC participant and you wish to tender any or all such Securities, you should contact your DTC participant promptly and instruct it to tender such Securities on your behalf.

If you are a DTC participant, you may tender by either:
• transmitting to the Depositary a properly completed Letter of Transmittal on or prior to the Expiration Date; or
• transmitting an Agent's Message (as defined below) through ATOP of DTC.
See "The Offer—Procedure for Tendering Securities."
Conditions of the Offer

Notwithstanding any other provision of the Offer, the Company's obligation to accept for payment, and pay for, any Securities validly tendered and not validly withdrawn pursuant to the Offer is conditioned on:

• the satisfaction of the Financing Condition set forth on the front cover of this Offer to Purchase; and
• the satisfaction of the General Conditions set forth in this Offer to Purchase.
See "The Offer—Conditions of the Offer; Extension; Amendment; Termination."
Certain U.S. Federal Income Tax Considerations

For a summary of certain U.S. federal income tax considerations in connection with the Offer, see "Certain U.S. Federal Income Tax Considerations." You should consult your own tax advisor about the tax consequences of the Offer as they apply to your particular circumstances.

Brokerage Commissions

No brokerage commissions are payable by Holders to the Dealer Manager, the Information Agent or the Depositary. Holders whose Securities are held by a nominee should contact such nominee to determine whether a fee will be charged for tendering Securities pursuant to the Offer.

Dealer Manager	J.P. Morgan Securities LLC
Information Agent	MacKenzie Partners, Inc.
Depositary	U.S. Bank National Association
Further Information

Additional copies of this Offer to Purchase and the Letter of Transmittal may be obtained by contacting the Information Agent and questions may be directed to the Information Agent or the Dealer Manager, each at its respective telephone number and address set forth on the back cover of this Offer to Purchase.

WHERE YOU CAN FIND MORE INFORMATION

        Sinclair is subject to the informational requirements of the Exchange Act, and in accordance therewith files annual, quarterly and current reports, proxy and information statements and other information with the Commission. Sinclair's filings can be inspected and copied at prescribed rates at the Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission also maintains a website at www.sec.gov that contains Sinclair's filings. Sinclair maintains a website at www.sbgi.net. The information contained in, or otherwise accessible through, Sinclair's website is not a part of and is not incorporated by reference into this Offer to Purchase.

        We have filed with the Commission a Tender Offer Statement on Schedule TO-I (the "Schedule TO"), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Company is "incorporating by reference" the information Sinclair files with the Commission into this Offer to Purchase, which means that the Company is disclosing important information to you by referring to other documents filed separately by Sinclair with the Commission. The Company incorporates by reference into this Offer to Purchase the documents listed below (other than any portions of which are deemed furnished and not filed), which Sinclair has filed with the Commission:

  •
  Sinclair's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on March 5, 2010 (including information specifically incorporated by reference in our Form 10-K from our Definitive Proxy Statement filed with the Commission on April 19, 2010);

  •
  Sinclair's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, filed with the Commission on August 4, 2010;

  •
  Sinclair's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the Commission on May 6, 2010;

  •
  Sinclair's Current Report on Form 8-K, filed with the Commission on March 26, 2010;

  •
  Sinclair's Current Report on Form 8-K, filed with the Commission on June 4, 2010; and

  •
  Sinclair's Current Report on Form 8-K, filed with the Commission on August 19, 2010.

        Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture, security document or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture, security document or other document filed with the Commission, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

        Any statement contained in a document incorporated by reference in this Offer to Purchase shall be considered to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this Offer to Purchase.

        The Information Agent will provide without charge to each person to whom this Offer to Purchase is delivered, upon the request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Information Agent at its telephone number and address set forth on the back cover of this Offer to Purchase.

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        Certain statements contained or incorporated by reference in this Offer to Purchase constitute forward-looking statements. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximates," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or other similar expressions. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from those we anticipate or project, such as the following:

General risks

  •
  the impact of changes in national and regional economies and credit and capital markets;

  •
  consumer confidence;

  •
  the activities of Sinclair's competitors;

  •
  terrorist acts of violence or war and other geopolitical events;

Industry risks

  •
  the business conditions of Sinclair's advertisers particularly in the automotive and service industries;

  •
  competition with other broadcast television stations, radio stations, multi-channel video programming distributors, and internet and broadband content providers serving the same markets;

  •
  availability and cost of programming and the continued viability of networks and syndicators that provide us with programming content;

  •
  the effects of the National Broadband Plan of the Federal Communications Commission (the "FCC") and the potential reclamation of some of our broadcasting spectrum;

  •
  the effects of governmental regulation of broadcasting or changes in those regulations and court actions interpreting those regulations, including ownership regulations, indecency regulations, retransmission regulations and political or other advertising restrictions and regulations;

  •
  labor disputes and legislation and other union activity;

  •
  the broadcasting community's ability to develop a viable mobile digital broadcast television ("mobile DTV") strategy and platform and the consumer demand for mobile television;

  •
  the operation of low power devices in the broadcast spectrum, which could interfere with Sinclair's broadcast signals;

  •
  the effects of new ratings technologies, including "people meters," and the ability of such technologies to be a reliable standard that can be used by advertisers;

Risks specific to Sinclair

  •
  the effectiveness of Sinclair's management;

  •
  Sinclair's ability to attract and maintain local and national advertising;

  •
  Sinclair's ability to successfully renegotiate retransmission consent agreements;

  •
  Sinclair's ability to renew its FCC licenses;

  •
  Sinclair's ability to maintain its affiliation agreements with its networks and, at renewal, to successfully negotiate these agreements with favorable terms;

  •
  the impact of reverse network compensation payments made by Sinclair to networks pursuant to its affiliation agreements requiring compensation for network programming and the resulting negative effect on Sinclair's operating results;

  •
  the popularity of syndicated programming Sinclair purchases and network programming that Sinclair airs;

  •
  the strength of ratings for Sinclair's local news broadcasts, including its news sharing arrangements;

  •
  changes in the makeup of the population in the areas where Sinclair's stations are located;

  •
  Sinclair's successful execution of its multi-channel broadcasting initiatives strategy, including mobile DTV; and

  •
  the results of prior year tax audits by taxing authorities.

        For further discussion of factors that could materially affect the outcome of any forward-looking statements and Sinclair's future results and financial condition, see the section entitled "Risk Factors" in each of Sinclair's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on March 5, 2010 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the Commission on May 6, 2010.

        You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of us or Sinclair are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect subsequent events or circumstances or to reflect the occurrence of unanticipated events, except as required by law. You should, however, review the factors and risks we describe in the reports Sinclair files from time to time with the Commission. The factors and risks described in such reports are those believed to be the principal factors and risks that could affect Sinclair, its business or industry, and which could materially and adversely affect Sinclair's financial condition and results of operation. However, additional factors and risks not currently known to Sinclair or that Sinclair currently deems immaterial may materially and adversely affect its financial condition and future results.

THE OFFER

The Company

        We are the operating subsidiary of Sinclair Broadcast Group, Inc., or Sinclair, a diversified television broadcasting company that owns or provides certain programming, operating or sales services to more television stations than most other commercial broadcasting groups in the United States. Sinclair currently owns, provides programming and operating services through local marketing agreements or provides, or is provided, sales services pursuant to outsourcing agreements to 58 television stations in 35 markets.

        Sinclair has a mid-size market focus and 44 of its 58 stations were located in television designated market areas that rank between the 14th and 77th largest in the United States. Its television station group is diverse in network affiliation: FOX (20 stations); MyNetworkTV (16 stations; MyNetworkTV is not a network affiliate, but it is branded as such); ABC (9 stations); The CW (10 stations); CBS (2 stations) and NBC (1 station). In August 2010 one of our MyNetworkTV affiliates became an affiliate of The CW.

        Sinclair broadcasts free over-the-air programming to television viewing audiences in the communities it serves through its local television stations. The programming that Sinclair provides consists of network provided programs, news produced locally, local sporting events and syndicated entertainment programs. Sinclair provides network produced programming, which it broadcasts pursuant to its agreements with the network with which the stations are affiliated. Sinclair produces news at 18 stations in 12 markets, including three stations where it produces news pursuant to a local news sharing arrangement with a competitive station in that market. Sinclair has 10 stations which have local news sharing arrangements with a competitive station in that market that produces the news aired on Sinclair's station. Sinclair provides live local sporting events on many of its stations by acquiring the local television broadcast rights for these events. Additionally, Sinclair purchases and barters for popular syndicated programming from third parties.

        Sinclair's primary source of revenue is the sale of commercial inventory on its television stations to its advertising customers. Its objective is to meet the needs of its advertising customers by delivering significant audiences in key demographics. Its strategy is to achieve this objective by providing quality local news programming and popular network and syndicated programs to our viewing audience. Sinclair attracts its national television advertisers through a single national marketing representation firm which has offices in New York City, Los Angeles, Chicago and Atlanta. Sinclair's local television advertisers are attracted through the use of a local sales force at each of our television stations, which is comprised of over approximately 330 account executives company-wide.

        Sinclair is a Maryland corporation formed in 1986 and the Company is a Maryland corporation formed in 2003. The principal offices for Sinclair and the Company are located at 10706 Beaver Dam Road, Hunt Valley, Maryland 21030. The telephone number for Sinclair and the Company is (410) 568-1500 and Sinclair's website address is www.sbgi.net. The information contained in, or otherwise accessible through, Sinclair's website is not a part of and is not incorporated by reference into this Offer to Purchase.

Description of the Securities

        The following description of the Securities and any other description of the Securities contained in this Offer to Purchase, the Letter of Transmittal or in any document related to the Offer are qualified in their entirety by reference to the Indenture governing the Securities. The Indenture is governed by the Trust Indenture Act of 1939 and copies of the Indenture are available on the Commission's website and from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

6% Debentures.

        The 6% Debentures were issued under a Subordinated Indenture, dated as of December 17, 1997, between Sinclair and U.S. Bank National Association (successor to Wachovia Bank, National Association, formerly First Union National Bank), as trustee (the "Trustee"), as supplemented by the Ninth Supplemental Indenture, dated as of May 13, 2005 (the "Indenture"). On June 15, 2005, we completed an exchange of our Series D Convertible Exchangeable Preferred Stock (the "Preferred Stock") into the 6% Debentures. The 6% Debentures mature September 15, 2012, and bear cash interest at a rate of 6% per annum, payable quarterly on each March 15, June 15, September 15 and December 15, beginning September 15, 2005. The 6% Debentures are convertible into shares of Sinclair's Class A common stock, par value $0.01 per share ("Class A Common Stock") at the option of the holders at a conversion price of $22.813 per share, subject to adjustment. The difference in the carrying amount of the Preferred Stock and the fair value of the 6% Debentures was recorded as a $31.7 million discount on the 6% Debentures and is being amortized over the life of the 6% Debentures using the effective interest method.

        Sinclair may currently redeem all of the 6% Debentures at par with no redemption premium.

        As of September 17, 2010, $128.0 million aggregate principal amount of the 6% Debentures was outstanding. Interest expense for the 6% Debentures was $11.6 million and $12.6 million for the years ended December 31, 2009 and 2008, respectively, and was $5.9 million and $5.7 million for each of the six months ended June 30, 2010 and 2009, respectively.

Purpose of the Offer

        On the terms and subject to the conditions described in this Offer to Purchase and the Letter of Transmittal, the Company is making the Offer, on a pro rata basis, for the Maximum Tender Amount of the outstanding Securities.

        Any Securities acquired in the Offer will be cancelled and will no longer be outstanding. Any Securities that remain outstanding after the Offer will continue to be Sinclair's obligations. Holders of those outstanding Securities will continue to have all the rights associated with those Securities and we are not seeking any amendments to the Indenture governing the Securities in connection with the Offer.

        The Securities become due and payable on September 15, 2012. We are making the Offer at this time voluntarily in order to allow for the repurchase of the Securities in an orderly manner in advance of the maturity date.

Purchase Price

        The purchase price offered hereby for the 6% Debentures is $987.50 per $1,000 in principal amount of the Securities, in cash, only for such Securities that are validly tendered, not validly withdrawn and accepted for payment. We reserve the right to amend the terms and conditions of the Offer, including the purchase price, in our sole and absolute discretion. Tendering Holders of Securities that are accepted for payment will also receive accrued and unpaid interest on such Securities from the last interest payment date to, but excluding, the Settlement Date. Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders by the Depositary or DTC.

Source of Funds

        The Company intends to fund the Offer primarily with the proceeds from the sale of the Senior Notes in an unregistered, private placement. As of September 17, 2010, $128.0 million aggregate principal amount of the 6% Debentures was outstanding. Assuming that the Maximum Tender Amount of the Securities are accepted for payment by the Company pursuant to the Offer, we estimate that the Company will pay approximately $59.3 million to repurchase the Securities pursuant to the Offer, excluding accrued interest and other fees and expenses of the Company incurred in connection with the Offer and the financing therefor. To the extent the proceeds from the unregistered, private placement of the Senior Notes are insufficient to fully fund the Company's purchase of the Securities pursuant to the Offer, the Company may use available cash on hand or draw funds under the revolving credit facility of the Bank Credit Agreement. Assuming that the Maximum Tender Amount of the Securities are accepted for payment by the Company pursuant to the Offer, and that the Company issues approximately $250.0 million aggregate principal amount of the Senior Notes to fund the Offer, the Company estimates that fees and expenses (including accrued interest) of the Company in connection with the Offer and the financing therefor will be approximately $6.7 million, which amount includes accrued interest on the Securities of approximately $0.3 million.

        The Senior Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements. This Offer to Purchase does not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes.

        The Senior Notes are expected to be guaranteed by Sinclair and certain of its subsidiaries and will be contractually and structurally senior to the 6% Debentures.

        To the extent the proceeds from the unregistered, private placement of the Senior Notes are insufficient to fully fund the Company's purchase of the Securities pursuant to the Offer, the Company may use available cash on hand or draw funds under the revolving credit facility of the Bank Credit Agreement. The Company can draw up to $135.9 million under the revolving credit facility, of which amount $60.5 million is subject to bear interest at LIBOR plus a variable rate and matures in June 2011 and $75.4 million is subject to bear interest at LIBOR plus 4%, with a 2% LIBOR floor, and matures in December 2013. As of June 30, 2010, the Company had no amount drawn under the revolving credit facility. The Company's obligations under the Bank Credit Agreement are jointly and severally guaranteed by Sinclair and substantially all of the Company's subsidiaries and borrowings under the Bank Credit Agreement are secured by a first-priority lien on substantially all of the assets of the Company and the subsidiary guarantors, as well as the capital stock of certain of Sinclair's directly owned subsidiaries and other collateral. The parties to the Bank Credit Agreement include the Company, the guarantors named therein, including Sinclair, the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent. On August 19, 2010, the Company entered into an amendment to the Bank Credit Agreement, pursuant to which it paid down $35.0 million of the $305.0 million outstanding under its term loan facility and repriced the remaining $270.0 million outstanding.

Proration

        The amount of Securities that is purchased in the Offer is subject to the Maximum Tender Amount and may be prorated. If the aggregate principal amount of Securities validly tendered and not validly withdrawn exceeds the Maximum Tender Amount, the Securities will be prorated based on the aggregate principal amount of Securities validly tendered and not validly withdrawn in the Offer. Proration will be subject to maintaining $1,000 minimum denominations of Securities.

Conditions of the Offer; Extension; Amendment; Termination

Transaction Conditions.

        Notwithstanding any other provision of the Offer, the Company's obligation to accept for payment, and pay for, the Securities validly tendered and not validly withdrawn pursuant to the Offer is conditioned on (i) the satisfaction of the Financing Condition set forth on the front cover of this Offer to Purchase and (ii) the satisfaction of the General Conditions below. All conditions to the Offer must be satisfied or waived on or before the Expiration Date; provided, however, that those conditions dependent upon the receipt of any governmental approvals necessary to consummate the Offers may not be waived by the Company and must be satisfied on or before the Expiration Date.

General Conditions.

        For purposes of the foregoing provision, all of the "General Conditions" shall be deemed to be satisfied on the Expiration Date, unless any of the following conditions shall occur after the date of this Offer to Purchase and prior to the Expiration Date:

  (a)
  an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the judgment of the Company, either (i) would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer (including any such event that would make the Offer illegal) or otherwise adversely affect the Offer in any material respect or (ii) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

  (b)
  the occurrence or likely occurrence of any event affecting the business or financial affairs of the Company that, in the judgment of the Company, either (i) would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer (including any such event that would make the Offer illegal) or otherwise adversely affect the Offer in any material respect or (ii) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

  (c)
  an objection of the Trustee under the Indenture in any respect to or any action taken by the Trustee under the Indenture that could, in the judgment of the Company, adversely affect the consummation of the Offer or any action taken by the Trustee under the Indenture that challenges the validity or effectiveness of the procedures used by the Company in the making of the Offer or the acceptance of, or payment for, the Securities;

  (d)
  any action or proceeding is instituted or pending before or by any court, arbitral body or forum, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that, in the judgment of the Company, either (i) would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer (including any such event that would make the Offer illegal) or otherwise adversely affect the Offer in any material respect or (ii) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

  (e)
  at any time on or after the date of this Offer to Purchase, the occurrence of (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or market in the United States or abroad, including, without limitation, the over-the-counter market, for a period in excess of three hours, (ii) a material impairment in the trading market for debt securities in the United States or abroad, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the Company's judgment, might materially adversely affect the extension of credit by banks or other lending institutions, (v) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States or the commencement or declaration of a war or armed hostilities, including, without limitation, acts of domestic or international terrorism, constituting a national or international calamity, directly or indirectly involving the United States or any country in which the Company or any of its subsidiaries conducts its business, (vi) a material change in United States currency exchange rates or a suspension of, or limitation on, the markets for U.S. dollars, (vii) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date of this Offer to Purchase or (viii) any significant adverse change in the securities or financial markets in or the general political condition of the United States or abroad; or

  (f)
  in the case of any of the foregoing, as set forth in paragraphs (a) through (e) above, existing on the date of this Offer to Purchase, a material acceleration or worsening thereof.

        The foregoing General Conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time on or prior to the Expiration Date, in its sole and absolute discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. If any condition to the Offer is not satisfied or waived by the Company on or prior to the Expiration Date, the Company reserves the right (but shall not be obligated), subject to applicable law, to:

  (a)
  terminate the Offer and credit returned Securities to the account maintained at DTC from which such Securities were delivered after the termination of the Offer, unless other instructions were given by the Holder to the book-entry transfer facility;

  (b)
  waive all unsatisfied conditions and accept for payment and purchase all Securities that are validly tendered pursuant thereto (and not withdrawn) on or prior to such Expiration Date;

  (c)
  extend the Offer and retain the Securities that have been tendered pursuant thereto during the period for which the Offer is extended; or

  (d)
  amend the Offer.

        The Company also reserves the absolute right in its sole and absolute discretion to waive or amend any of the conditions of the Offer that it is legally permitted to waive or amend and waive any defect or irregularity in any tender or withdrawal of Securities of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. In the event that a condition is waived with respect to any particular Holder of the Securities, the same condition will be waived with respect to all Holders of the Securities. The Company's interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding. Any determination by us concerning the events described in the General Conditions above may only be challenged in a court of competent jurisdiction. A non-appealable decision with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons. All conditions will be satisfied or waived on or prior to the Expiration Date.

        The Company expressly reserves the right, at any time or from time to time, regardless of whether or not the conditions set forth above for the Offer shall have been satisfied, subject to applicable law, to extend the Expiration Date for the Offer or otherwise amend the terms of the Offer. Written notice of any such extension, amendment or termination will be given to the Depositary.

        There can be no assurance that the Company will exercise its right to extend the Expiration Date for the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release through PR Newswire or Business Wire.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act. If, prior to the Expiration Date, we should decide to decrease the aggregate principal amount of Securities being sought or to change the amount of consideration being offered in the Offer, such decrease in the aggregate principal amount of Securities being sought or change in the amount of consideration being offered will be applicable to all Holders whose Securities are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the aggregate principal amount of Securities or change in the consideration being offered is first published, sent or given to holders of such Securities, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

Expiration Date

        The Offer will expire at 12:00 midnight, New York City time, on Monday, October 18, 2010, unless the Offer is extended or earlier terminated, in which case the Expiration Date will be such date to which the Expiration Date is extended. The Company, in its sole and absolute discretion, may extend the Expiration Date for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the Offer. If the Company extends the Expiration Date, it will delay the acceptance of any Securities tendered. To extend an Expiration Date, the Company will notify the Depositary and will make a public announcement thereof at or before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement will state that the Company is extending the Expiration Date, as the case may be, for a specified period or on a daily basis. Without limiting the manner in which the Company may choose to make a public announcement of any extension, amendment or termination of the Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a timely press release through PR Newswire or Business Wire.

        The Company expressly reserves the right, subject to applicable law, to:

  •
  delay accepting any Securities that have been tendered, to extend the Offer period or to terminate the Offer and not accept Securities for payment; and

  •
  amend, modify or waive at any time, or from time to time, the terms of the Offer in any respect, including waiver of any conditions to consummation of the Offer.

        If the Company exercises any such right, the Company will give written notice thereof to the Depositary and will make any applicable public announcement thereof as promptly as practicable.

Procedure for Tendering Securities

        The outstanding Securities of each series are represented by a global certificate registered in the name of DTC or its nominee. DTC or its nominee is the only registered holder of the Securities. DTC facilitates the clearance and settlement of transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Persons that are not participants beneficially own the Securities only through DTC participants.

        The tender of the Securities by a Holder pursuant to the Offer and pursuant to any of the procedures described below (subject to the right to withdraw tendered securities, see "—Withdrawal of Tenders") will constitute a binding agreement between such Holder and the Company with respect to the Offer upon subsequent acceptance of such tender by the Company, in accordance with the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal, which agreement will be governed by, and construed in accordance with, the laws of the State of New York. Such Holder shall be subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal regardless of whether such Holder is required to complete and submit the Letter of Transmittal. Unless the Securities are validly tendered on or prior to the Expiration Date in accordance with one of the methods described in this Offer to Purchase, the Company may, at its option, treat any such attempted tender as defective and payment for the Securities may be withheld or the Company may request the Holder of such Securities to cure such defect within the time period it determines. See "—Conditions of the Offer; Extension; Amendment; Termination" for more information.

How to tender if you are a beneficial owner but not a DTC participant.

        If you beneficially own Securities through an account maintained by a broker, dealer, commercial bank, depository, trust company or other DTC participant and you desire to tender any or all of the Securities you beneficially own, you should contact your DTC participant promptly and instruct it to tender such Securities on your behalf.

How to tender if you are a DTC participant.

        To participate in the offer, a DTC participant must:

  •
  transmit an Agent's Message through ATOP of DTC; or

  •
  (i) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal; (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires; and (iii) mail or deliver the Letter of Transmittal or facsimile thereof to the Depositary on or prior to the Expiration Date.

        In addition, the Depositary must receive, on or prior to the Expiration Date, a timely confirmation of book-entry transfer of such Securities into the Depositary's account at DTC according to the procedure for book-entry transfer described below and the Letter of Transmittal and other documents required by the Letter of Transmittal.

        If a DTC participant chooses to accept the Offer by delivery of a Letter of Transmittal, in order for such Offer to be validly accepted the Depositary must receive delivery of the Letter of Transmittal and other required documents at its address indicated on the back cover of this Offer to Purchase and the front cover of the Letter of Transmittal on or prior to the Expiration Date.

Signatures and signature guarantees.

        If you are using a Letter of Transmittal, then, except as provided below, you must have signatures guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (each such entity, a "Medallion Signature Guarantor"). Signature guarantees are not required, however, if the Securities are tendered for the account of an Eligible Institution.

Tendering through DTC's ATOP.

        The Depositary and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's ATOP to accept the Offer. DTC participants may, instead of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, transmit an acceptance of the offer electronically. DTC participants may do so by causing DTC to transfer the

Securities to the Depositary in accordance with its procedures for transfer. DTC will then send an Agent's Message to the Depositary.

        The term "Agent's Message" means a message transmitted by DTC, received by the Depositary and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a DTC participant in ATOP that it is tendering Securities that are the subject of such book-entry confirmation and are held through DTC;

  •
  such DTC participant has received and agrees to be bound by the terms of the Offer, as set forth in this Offer to Purchase and the Letter of Transmittal; and

  •
  the agreement may be enforced by the Company against such DTC participant.

        The Depositary's confirmation of an Agent's Message and the transfer of Securities into the Depositary's account at DTC form a "Book-Entry Confirmation" pursuant to the ATOP procedures.

        Holders desiring to tender their Securities on the Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Expiration Date. Tenders not received by the Depositary on or prior to the Expiration Date will be disregarded and deemed not validly tendered.

Risk of delivery.

        The method of delivery of Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent's Message transmitted through ATOP, is at the election and risk of the person tendering the Securities and Letters of Transmittal or transmitting an Agent's Message and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary at or prior to such time. Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. You should not send the Letter of Transmittal to the Company or to the Dealer Manager.

Representations, Warranties and Undertakings.

        By tendering Securities pursuant to this Offer to Purchase, the Holder is deemed to represent, warrant and undertake to the Company, Sinclair, the Depositary and the Dealer Manager that:

            (i)  the tendering Holder has received and reviewed this Offer to Purchase and the Letter of Transmittal and considered all the information contained herein or incorporated herein by reference;

           (ii)  in evaluating the Offer and in making its decision whether to participate in the Offer and tender its Securities, the tendering Holder has made its own independent appraisal of the matters referred to in this Offer to Purchase, the Letter of Transmittal and any related communications and it is not relying on any statement, representation or warranty, express or implied, made to it by the Company, Sinclair or its affiliates, the Dealer Manager, the Information Agent or the Depositary that is not contained in this Offer to Purchase, the Letter of Transmittal or any related documents, as amended or supplemented through the Expiration Date;

          (iii)  the Securities are at the time of acceptance, and will continue to be until the payment on the Settlement Date or the termination or withdrawal of the Offer, or, in the case of Securities in respect of which the tender has been withdrawn, the date on which such tender is validly withdrawn, held by the tendering Holder;

          (iv)  the tendering Holder acknowledges that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of the tendering Holder shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the tendering Holder and shall not be affected by, and shall survive, the death or incapacity of the tendering Holder;

           (v)  the tendering Holder has full power and authority to tender, sell, assign and transfer the tendered Securities;

          (vi)  the Securities will, on the Settlement Date, be transferred by such tendering Holder to the Company, and the Company will acquire good, indefeasible and unencumbered title thereto, with full title guarantee free from all liens, restrictions, charges, interests and encumbrances, not subject to any adverse claim or right, and together with all rights attached thereto;

         (vii)  the tendering Holder will not sell, pledge, hypothecate or otherwise encumber or transfer any of the Securities tendered thereby from the date such Securities are tendered, and any such sale, pledge, hypothecation or encumbrance or transfer will be null and void and such Holder will be solely liable for any claims arising out of such a transaction after tendering the Securities; and

        (viii)  the tendering Holder will, upon request, execute and deliver any documents deemed by the Depositary or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Securities tendered.

        By tendering Securities as set forth above, and subject to and effective upon acceptance for purchase of, and payment for, the Securities tendered therewith, a tendering Holder (i) irrevocably sells, assigns and transfers to, or upon the order of, us all right, title and interest in and to all the Securities tendered thereby subject to and effective upon acceptance for purchase of, and payment for, the Securities of each series tendered, (ii) waives any and all other rights with respect to the Securities (including, without limitation, the tendering Holder's waiver of any existing or past defaults and their consequences in respect of the Securities and the Indenture under which the Securities were issued), (iii) releases and discharges Sinclair and its affiliates from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, the Securities, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Securities, to participate in any redemption or defeasance of the Securities or to any of the benefits under the Indenture, pursuant to which the Securities were issued and (iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) present such Securities and all evidences of transfer and authenticity to, or transfer ownership of such Securities on the account books maintained by DTC to, or upon the order of, the Company, (b) present such Securities for transfer of ownership on the books of Sinclair, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Depositary will have no rights to, or control over, funds from us, except as agent for the tendering Holders, for the payment of Securities tendered pursuant to the Offer and any accrued interest, as determined pursuant to the terms of this Offer, on any tendered Securities that are purchased by the Company).

        By tendering Securities pursuant to the Offer, the Holder will be deemed to have agreed that the delivery and surrender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Depositary, until receipt by the Depositary of a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company or, in the case of Securities tendered through DTC's ATOP, receipt by DTC of a properly transmitted Agent's Message.

        The representations, warranties and undertakings above of a tendering Holder will be deemed to be repeated and reconfirmed on and as of the date the Securities are tendered, the Expiration Date and the Settlement Date.

General.

        The acceptance of the Offer by one of the procedures set forth above will constitute a binding agreement between the tendering Holder and the Company in accordance with the terms and subject to the conditions of the Offer.

        There are no guaranteed delivery provisions provided by the Company in conjunction with the Offer. Holders must tender their Securities in accordance with the procedures set forth under "—Procedure for Tendering Securities."

        All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Securities will be determined by the Company in its sole and absolute discretion, and its determination will be final and binding. The Company reserves the absolute right to reject any and all tenders of Securities or notices of withdrawal that it determines are not in proper form or for which the acceptance for payment or payment or observance of which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right in its sole and absolute discretion to waive or amend any of the conditions of the Offer that it is legally permitted to waive and amend and waive any defect or irregularity in any tender or withdrawal of Securities of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. In the event that a condition is waived with respect to any particular Holder of the Securities, the same condition will be waived with respect to all Holders of the Securities. The Company's interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding. None of the Company, Sinclair, the Depositary, the Information Agent or the Dealer Manager will be under any duty to give notice of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notice.

Withdrawal of Tenders

        The Securities tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date or if we have not accepted them for purchase prior to November 16, 2010, but no consideration shall be payable in respect of such Securities so withdrawn.

        For a withdrawal of a tender of Securities to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary on or prior to the Expiration Date by mail, fax or hand delivery or by a properly transmitted "Request Message" from DTC through ATOP. Any such notice of withdrawal must:

  •
  specify the name of the Holder who tendered the Securities to be withdrawn and, if different, the name of the record holder of such Securities (or, in the case of Securities tendered by book-entry transfer, the name of the participant for whose account such Securities were tendered and such participant's account number at DTC to be credited with the withdrawn Securities);

  •
  contain a description of the Securities to be withdrawn and the aggregate principal amount represented by such Securities; and

  •
  be signed by the Holder of such Securities in the same manner as the original signature on any Letter of Transmittal, including any required signature guarantees (or, in the case of Securities tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant's name is listed on the applicable Agent's Message), or be accompanied by (1) documents of transfer sufficient to have the Depositary register the transfer of the Securities into the name of the person withdrawing such tender of the Securities and (2) a properly completed irrevocable proxy that authorizes such person to effect such revocation on behalf of such Holder.

        The signature on the notice of withdrawal must be guaranteed by a Medallion Signature Guarantor unless such Securities have been tendered for the account of an Eligible Institution. If certificates for the Securities to be withdrawn have been delivered or have been otherwise identified to the Depositary pursuant to a book-entry transfer, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of written or facsimile transmission notice of withdrawal even if physical release, for any certificated Securities, is not yet effected.

        Withdrawal of tenders of Securities may not be rescinded, and any tender of Securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Properly withdrawn Securities may, however, be retendered by again following one of the procedures described in "—Procedure for Tendering Securities" above at any time on or prior to the Expiration Date.

        Withdrawals of Securities can only be accomplished in accordance with the foregoing procedures. All questions as to the form and validity of any notice of withdrawal will be determined by the Company in its sole and absolute discretion, and its determination will be final and binding.

        Any Securities that have been tendered pursuant to the Offer but that are not purchased will be returned to the Holder thereof at the Company's expense promptly following the earlier to occur of the Expiration Date and the date on which the Offer is terminated without any Securities being purchased thereunder.

        None of the Company, Sinclair, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance for Payment and Payment; Return of Unpurchased Securities

        Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and thereby purchase up to $60.0 million in principal amount of the outstanding Securities, subject to proration, that are validly tendered pursuant to such Offer and not validly withdrawn on or prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment tendered Securities if, as and when the Company gives written notice to the Depositary of its acceptance for payment of such Securities pursuant to the Offer. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to the tendering Holders. Thus, the Company will pay for Securities accepted for payment pursuant to the Offer by depositing same-day funds with the Depositary or, upon its instructions, with DTC, on the Settlement Date. Tendering Holders should indicate to the book-entry transfer facility the name and address to which payment of the cash consideration is to be sent, if different from the name and address of the person transmitting such acceptance through ATOP. Under no circumstances will any additional interest be payable by the Company because of any delay in the transmission of funds from the Depositary or DTC to the tendering Holders or otherwise.

        Tenders of Securities will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

        If the Company is delayed in its acceptance for purchase of or payment for any Securities or is unable to accept for purchase or pay for any Securities pursuant to the Offer for any reason, then, without prejudice to the Company's rights hereunder, tendered Securities may be retained by the Depositary on behalf of the Company and such Securities may not be withdrawn (subject to applicable law, including Rule 14e-1 under the Exchange Act, which requires that the Company pay the consideration offered or return the Securities deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer, and Rule 13e-4(f)(2), which requires the Company to allow Holders to withdraw tenders of Securities that are not accepted for payment after the expiration of forty business days from the commencement of the Offer).

        With respect to tendered Securities that are to be returned to Holders, such Securities will be credited to the account maintained at DTC from which such Securities were delivered after the expiration or termination of the Offer, unless other instructions were given by the Holder to the book-entry transfer facility.

        The Company expressly reserves the right, in its sole discretion and subject to Exchange Act Rule 14e-1(c), to delay acceptance for payment of, or payment for, Securities in order to comply, in whole or in part, with any applicable law. See "—Conditions of the Offer; Extension; Amendment; Termination" above. In all cases, payment by the Depositary to Holders of Securities accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) timely confirmation of a DTC transfer of such Securities into the Depositary's account at DTC pursuant to the procedures set forth under "—Procedure for Tendering Securities," (b) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent's Message and (c) any other documents required by the Letter of Transmittal.

        Tendering Holders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Information Agent, the Depositary or the Company. Holders whose Securities are held by a nominee should contact such nominee to determine whether a fee will be charged by such nominee for tendering Securities pursuant to the Offer.

Additional Terms of the Offer

  •
  All communications, payments, notices, certificates or other documents to be delivered to or by a Holder will be delivered by or sent to or by it at the Holder's own risk.

  •
  By submitting a valid electronic acceptance instruction or Letter of Transmittal, a Holder will be deemed to have given the representations, warranties and undertakings of the Holder set forth above in "—Procedure for Tendering Securities—Representations, Warranties and Undertakings."

  •
  All acceptances of tendered Securities to the Company shall be deemed to be made on the terms set out in this Offer to Purchase and the Letter of Transmittal (and shall be deemed to be given in writing even if submitted electronically).

  •
  The Company may in its sole and absolute discretion elect to treat as valid a tender instruction in respect of which the relevant Holder does not fully comply with all the requirements of these terms.

  •
  Unless waived by the Company, any irregularities in connection with tenders of such Securities must be cured within such time as the Company shall determine. None of the Company, Sinclair, the Dealer Manager, the Information Agent, the Depositary or any other person shall be under any duty to give notification of any defects or irregularities in such tenders of such Securities, nor will any of such entities incur any liability for failure to give such notifications. Tenders of such Securities may be deemed not to have been made until such irregularities have been cured or waived.

  •
  None of the Company, Sinclair, the Dealer Manager or the Depositary shall accept any responsibility for failure of delivery of a notice, communication or electronic acceptance instruction.

  •
  Any rights or claims which a Holder may have against the Company or Sinclair in respect of any tendered Securities or the Offer shall be extinguished or otherwise released upon the payment to such Holder of the consideration for the tendered Securities and any accrued interest, as determined pursuant to the terms of the Offer, for such Securities.

  •
  Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or notice to the Depositary and the Dealer Manager.

  •
  There are no appraisal or similar statutory rights available to the Holders in connection with the Offer.

  •
  The contract constituted by the Company's acceptance for payment in accordance with the terms of this Offer to Purchase and the Letter of Transmittal of all Securities validly tendered (or defectively tendered, if such defect(s) has been waived by the Company) shall be governed by and construed in accordance with the law of the State of New York.

        Pursuant to Exchange Act Rule 13e-4, we have filed the Schedule TO with the Commission, which contains additional information with respect to the Offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the Offer and to report the final results of the Offer as required by Exchange Act Rules 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under "Where You Can Find More Information" in this Offer to Purchase.

CERTAIN SIGNIFICANT CONSIDERATIONS

        You should carefully consider the following considerations, in addition to the other information described elsewhere or incorporated by reference in this Offer to Purchase and the Letter of Transmittal, before deciding whether to tender Securities pursuant to the Offer.

No Recommendations Concerning the Offer

        Both our and Sinclair's board of directors have approved the Offer. However, none of the Company or Sinclair, including the board of directors and executive officers of each, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any Holder whether to tender, or refrain from tendering, all or any portion of the principal of their Securities pursuant to the Offer, and no one has been authorized by any of them to make any such recommendation. Holders must make their own decisions as to whether to tender the Securities and, if so, the principal amount of Securities to tender.

Market and Trading Information for the Securities

        The Securities are not listed on any national or regional securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. Except for limited or sporadic quotations, there is no established trading market for the Securities, and reliable market quotations for the Securities may not be available.

        To the extent that the Securities are purchased pursuant to the Offer, the trading market for the Securities that remain outstanding will become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Securities not tendered and/or accepted for payment may be affected adversely to the extent the amount of Securities purchased pursuant to the Offer reduces the float of the Securities. The reduced float may make the trading prices of the Securities more volatile. There can be no assurance that any trading market will exist for any of the Securities following the Offer. To the extent that a market continues to exist for the Securities, such Securities may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, the performance of Sinclair and other factors. The extent of the public market for the Securities following the consummation of the Offer will depend upon the number of Holders that remain at such time, the interest in maintaining such a trading market in the Securities on the part of securities firms and other factors.

The Company and Sinclair Have Substantial Indebtedness

        Sinclair has a high level of debt, totaling $1,297.3 million at June 30, 2010, compared to the book value of Sinclair's shareholders' equity (deficit) of $179.2 million on the same date. Our debt, which includes our subsidiaries' debt, totaled $1,065.8 million as of June 30, 2010, of which Sinclair guaranteed an aggregate principal amount of $1,029.7 million. Even after the Offer is consummated, we and Sinclair will continue to have substantial indebtedness. Our and Sinclair's relatively high level of debt poses the following risks, particularly in periods of declining revenue:

  •
  make it more difficult for us and Sinclair to pay our and its debt, respectively, as such debt comes due, especially during general negative economic and market industry conditions;

  •
  the amount available for working capital, capital expenditures, dividends and other general corporate purposes may be limited because a significant portion of Sinclair's cash flow is used to pay principal and interest on outstanding debt;

  •
  lenders to us and Sinclair may not be as willing to lend additional amounts to each of us for future working capital needs, additional acquisitions or other purposes;

  •
  if our or Sinclair's cash flows were inadequate to make interest and principal payments, we or Sinclair might have to restructure or refinance our or its debt, respectively, or sell one or more of our or its stations, respectively, to reduce debt service obligations;

  •
  we and Sinclair may be more vulnerable to adverse economic conditions than less leveraged competitors and thus, less able to withstand competitive pressures; and

  •
  of the $1,297.3 million of Sinclair's total debt outstanding as of June 30, 2010, $299.0 million relates to our Bank Credit Agreement. The interest rate under the Bank Credit Agreement is a floating rate and will increase if interest rates increase or if the leverage increases. Any such increase will reduce the funds available to repay our and Sinclair's obligations and for operations and future business opportunities and will make us and Sinclair more vulnerable to the consequences of each of our leveraged capital structure.

        Any of these events could reduce our or Sinclair's ability to generate cash available for investment, debt repayment, capital improvements or to respond to events that would enhance profitability.

Consummation of the Offer is Subject to Conditions

        Each of the conditions to the Offer is described in more detail in "The Offer—Conditions of the Offer; Extension; Amendment; Termination" above. There can be no assurance that such conditions will be met or waived or that, in the event the Offer is not consummated, the market value and liquidity of the Securities will not be materially and adversely affected.

Effect of Offer on Securities Not Tendered in the Offer; Purchase of Securities following Consummation of the Offer

        Securities not tendered and purchased in the Offer will remain outstanding. The terms and conditions governing the Securities, including the covenants and other protective provisions contained in the Indenture governing the Securities, will remain unchanged. No amendment to the Indenture is being sought in connection with the Offer.

        In addition, any Securities that remain outstanding after completion of the Offer will be structurally subordinated to the Senior Notes issued by the Company. See "The Offer—Source of Funds."

        Subject to applicable law, following the consummation or termination of the Offer, we may purchase, redeem or repay any Securities not tendered in the Offer on terms that could be more favorable to Holders than the terms of the Offer. We may, at any time and from time to time, purchase or retire additional amounts of our outstanding Securities through cash purchases and/or exchanges for other securities of Sinclair, in open market transactions or privately negotiated transactions, or through subsequent tender or exchange offers, repayment at maturity or otherwise, if we can do so on attractive terms. Any other purchases may be made on the same terms or on terms that are more or less favorable to Holders than the terms of the Offer. We also reserve the right to repay any Securities not tendered in the Offer. If we repurchase or redeem Securities that are not tendered in the Offer on terms that are more favorable than the terms of the Offer, those Holders from whom we repurchased or redeemed Securities would be better off than those that participated in the Offer. There can be no assurance that the Holders will have any further opportunity to gain liquidity with respect to the Securities, except as otherwise expressly required under the Indenture.

        Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from purchasing any Securities, other than in the Offer, until at least 10 business days after the Expiration Date.

No Independent Valuation of the Securities

        We have not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the consideration being paid in the Offer or the relative value of the Securities. If you tender your Securities, you may or may not receive more than or as much value as if you choose to keep them, and there will be a reduction in the aggregate principal amount of debt owed to you.

Common Stock Market Price Information

        The Securities are convertible into Sinclair's Class A Common Stock, which is traded on the NASDAQ Global Select Market exchange under the trading symbol "SBGI." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for Sinclair's Class A Common Stock as reported on the NASDAQ Global Select Market exchange and the dividends paid on the Class A Common Stock during each quarter.

	High	Low	Dividends Declared per Share
2010
3rd Quarter (through September 17, 2010)	$7.44	$5.25	$—
2nd Quarter	$7.96	$5.09	$—
1st Quarter	$6.20	$4.08	$—
2009
4th Quarter	$5.29	$2.65	$—
3rd Quarter	$3.95	$0.85	$—
2nd Quarter	$2.20	$1.01	$—
1st Quarter	$3.99	$0.88	$—
2008
4th Quarter	$5.44	$1.85	$0.200
3rd Quarter	$7.94	$4.86	$0.200
2nd Quarter	$10.03	$7.50	$0.200
1st Quarter	$11.08	$7.70	$0.200

        On September 17, 2010 the last reported sales price of the Class A Common Stock on the NASDAQ Global Select Market exchange was $7.15 per share. As of June 30, 2010, there were approximately 49,330,309 shares of Class A Common Stock outstanding.

        HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE CLASS A COMMON STOCK AND THE SECURITIES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

        The Holders of the Securities are not entitled to dividends. A Holder, upon conversion of its Securities, will be entitled to dividends, if any, made to holders of Sinclair's Class A Common Stock.

        As of June 30, 2010, Sinclair's per share tangible book value of the Class A Common Stock was $(0.022).

Other Actions Affecting the Securities

        The Company and its affiliates, including Sinclair, and their respective executive officers and directors, will be prohibited by Rules 13e-4 and 14e-5 under the Exchange Act, from purchasing any of the Securities outside of the Offer until at least the tenth business day after the expiration or termination of the Offer. Following that time, the Company and its affiliates, including Sinclair, expressly reserve the absolute right, in their sole discretion from time to time in the future, to purchase any of the Securities, whether or not any Securities are purchased pursuant to the Offer, through repurchase or redemption of the Securities pursuant to their terms, or through open market purchases, privately negotiated transactions, tender offers, exchange offers, defeasance or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, the Company or its affiliates, including Sinclair, will pursue. In addition, subject to Rules 13e-4 and 14e-5 under the Exchange Act, the Company and its affiliates may at any time, whether or not during the Offer and subject to market and other conditions, purchase securities other than the Securities, including any of their respective other series of notes outstanding, through repurchase or redemption, open-market purchases, privately negotiated transactions, tender offers, exchange offers, defeasance or otherwise.

Certain Legal Matters; Regulatory Approvals

        We are not aware of any license or regulatory permit (including any FCC license or permit) that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Securities as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition of Securities as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Securities tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Securities if any of the conditions have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of, or payment for, Securities tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Securities tendered. See "The Offer—Conditions of the Offer; Extension; Amendment; Termination."

 RATIO OF EARNINGS TO FIXED CHARGES OF SINCLAIR

	Six Months Ended June 30,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges(1)	1.77	—	—	1.35	1.48	1.58

(1)
Earnings were inadequate to cover fixed charges for the years ended December 31, 2009 and 2008. Additional earnings of $171.5 million and $366.3 million would be required for the years ended December 31, 2009 and 2008, respectively, to cover fixed charges.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table lists the directors and executive officers of the Company and Sinclair. For each person listed below, the business address is 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 and the business telephone number is (410) 568-1500.

        To the Company's knowledge, none of the directors, executive officers or affiliates of the Company or Sinclair or any of their associates or majority-owned subsidiaries beneficially own any of the Securities and, therefore, none of the Securities will be purchased from the Company or any such persons pursuant to the Offer.

THE COMPANY

Name	Position
Directors
David D. Smith	President and Chairman of the Board of Directors
Frederick G. Smith	Director
J. Duncan Smith	Director
Robert E. Smith	Director
Daniel C. Keith	Director
Martin R. Leader	Director
Lawrence E. McCanna	Director
Basil A. Thomas	Director
Executive Officers
David B. Amy	Secretary
Lucy A. Rutishauser	Treasurer
Steven M. Marks	Vice President / Chief Operating Officer
M. William Butler	Vice President / Programming and Promotion
Delbert R. Parks III	Vice President / Engineering and Operations
Robert F. Malandra	Vice President / Finance Television

SINCLAIR

Name	Position
Directors
David D. Smith	President, Chief Executive Officer and Chairman of the Board of Directors
Frederick G. Smith	Vice President and Director
J. Duncan Smith	Vice President, Secretary and Director
Robert E. Smith	Director
Daniel C. Keith	Director
Martin R. Leader	Director
Lawrence E. McCanna	Director
Basil A. Thomas	Director
Executive Officers
David B. Amy	Executive Vice President / Chief Financial Officer
Barry M. Faber	Executive Vice President / General Counsel
Lucy A. Rutishauser	Vice President / Corporate Finance / Treasurer
David R. Bochenek	Vice President / Chief Accounting Officer
Steven M. Marks	Vice President / Chief Operating Officer

        Messrs. David, Duncan and Robert Smith and Dr. Frederick Smith are brothers, collectively referred to as the Smith brothers, and they have entered into a stockholders' agreement pursuant to which they have agreed to vote for each other as directors of Sinclair pursuant to their holdings of Sinclair's Class A Common Stock and Class B common stock, par value $0.01 per share ("Class B Common Stock"). As of June 30, 2010, the Smith brothers beneficially owned approximately 40.8% of Sinclair's Class A Common Stock and 96.4% of Sinclair's Class B Common Stock. Pursuant to their beneficial ownership and as a result of their stockholders' agreement, the Smith brothers control more than 50% of Sinclair's voting power and therefore control Sinclair.

        Certain of Sinclair's directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving Sinclair's Class A Common Stock, as disclosed in Sinclair's 2010 Definitive Proxy Statement filed with the Commission on April 19, 2010, which, in relevant part, is incorporated herein by reference.

Recent Transactions Involving the Securities

        Since July 22, 2010, 60 days prior to the date of this Offer to Purchase, none of the Company, Sinclair or, to our knowledge after reasonable inquiry, the directors or executive officers of the Company or Sinclair or any of their associates or majority-owned subsidiaries have engaged in any transaction with respect to the Securities.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of certain anticipated U.S. federal income tax consequences to beneficial owners of Securities of the sale of Securities to the Company pursuant to the Offer.

        This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner's particular circumstances or to certain types of beneficial owners subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, partnerships or other pass-through entities, persons holding Securities as part of a hedging, integrated, conversion, synthetic security or constructive sale transaction or a straddle, banks or other financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired Securities in connection with employment or other performance of services, regulated investment companies, real estate investment trusts, persons that have a functional currency other than the U.S. dollar and certain persons who have ceased to be U.S. citizens or to be taxed as U.S. resident aliens). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular beneficial owners. Further, this summary assumes that beneficial owners hold their Securities as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity is a beneficial owner of Securities, the U.S. federal income tax treatment of a partner (or owner) will generally depend upon the status of the partner (or owner) and the activities of the partnership (or other pass-through entity). Partnerships (or other pass-through entities) that are beneficial owners of Securities (and partners or owners in such entities) should consult their tax advisors with regard to participation in the Offer.

        This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

        As used herein, a "U.S. Holder" means a beneficial owner of a Security that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust (a) that is subject to the primary supervision of a court within the U.S. and the control of one or more "United States persons" as described in Section 7701(a)(30) of the Code or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a "United States person."

        As used herein, a "Non-U.S. Holder" means a beneficial owner of a Security that is neither a partnership (or other entity treated as a partnership or pass-through entity for U.S. federal income tax purposes) nor a U.S. Holder.

        EACH BENEFICIAL OWNER OF SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SALE OF SUCH SECURITIES PURSUANT TO THE OFFER, INCLUDING THE EXTENT TO WHICH SUCH BENEFICIAL OWNER'S PARTICULAR CIRCUMSTANCES MAY AFFECT THE GENERAL RESULTS OUTLINED HEREIN, AS WELL AS THE CONSEQUENCES OF THE TAX LAWS OF ANY FOREIGN, STATE OR LOCAL TAXING JURISDICTION.

Sale of Securities Pursuant to the Offer

Consequences to U.S. Holders

        A U.S. Holder who receives cash for Securities pursuant to the Offer will recognize gain or loss equal to the difference between (i) the cash purchase price received and (ii) the U.S. Holder's adjusted tax basis in the Securities. A U.S. Holder's adjusted tax basis in a Security generally will be the cost of the Security to such U.S. Holder, or in the case of a Holder who received a Security in exchange for shares of Preferred Stock, the issue price of the Security on the date of issue, in either case, (a) increased by any original issue discount or market discount previously included in income with respect to the Security pursuant to an election to include market discount in gross income currently as it accrues, and (b) decreased (but not below zero) by any amortizable bond premium (generally, the excess, if any, of the tax basis of the Security to a U.S. Holder immediately after its acquisition over the principal amount of the Security payable at maturity, with certain adjustments to take into account amounts payable on an earlier call date if it would result in a smaller excess, but excluding any amount attributable to the conversion feature of the Security) which the U.S. Holder has previously deducted. Except as discussed below with respect to market discount, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the Security has been held for more than one year at the time of sale. Net long-term capital gain recognized by a non-corporate U.S. Holder generally is currently subject to tax at a preferential rate of tax. The ability of all U.S. Holders to deduct capital losses is subject to limitations under the Code. Tendering U.S. Holders whose Securities are accepted for payment will also receive a payment of accrued stated interest, which will be treated as interest income to the extent not previously included in the U.S. Holder's gross income.

        In general, if a U.S. Holder acquired a Security at a market discount and recognizes gain on the sale of the Security pursuant to the Offer, the lesser of such gain or the portion of the market discount that accrued while the Security was held by such Holder will be treated as ordinary income at the time of the disposition unless the U.S. Holder elected to include market discount in income as it accrued. Subject to a statutorily defined de minimis exception, "market discount" generally equals the excess of the "revised issue price" (i.e., the sum of the issue price of a Security and the aggregate amount of original issue discount includible in gross income by all prior Holders of the Security) of the Security at the time acquired by the U.S. Holder over the U.S. Holder's initial tax basis in the Security. A U.S. Holder that does not sell Securities pursuant to the Offer will not recognize gain or loss for U.S. federal income tax purposes and will retain its Securities with an unchanged tax basis and holding period.

Consequences to Non-U.S. Holders

        Subject to the discussion below regarding amounts received pursuant to the Offer that are attributable to stated interest or any original issue discount, any gain realized by a Non-U.S. Holder on the receipt of cash for Securities pursuant to the Offer generally will not be subject to United States federal income or withholding tax unless (i) such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder), (ii) in the case of an individual Non-U.S. Holder, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met, or (iii) we are or have been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code. We do not believe we are or have been (and the remainder of this discussion assumes we are not and have not been) a United States real property holding corporation.

        Any amounts paid to a Non-U.S. Holder pursuant to the Offer that are attributable to accrued and unpaid stated interest or any accrued original issue discount on the Securities generally will not be subject to U.S. federal withholding tax, provided the Non-U.S. Holder (i) does not own, actually or constructively, 10 percent or more of the voting stock in the Company; (ii) is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership; (iii) is not a bank receiving interest described in section 881(c)(3)(A) of the Code; and (iv) satisfies certain certification requirements summarized below (the "portfolio interest exemption"). If a Non-U.S. Holder does not qualify for the portfolio interest exemption, any amounts attributable to accrued and unpaid interest or any accrued original issue discount generally will be subject to U.S. federal withholding tax at a 30% rate (or such lower rate provided by an applicable treaty), unless such amounts are effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder (and, if an applicable tax treaty applies, are attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder).

        If gain on the receipt of cash for Securities and amounts attributable to any accrued and unpaid stated interest (to the extent not previously included in the Non-U.S. Holder's gross income for U.S. federal income tax purposes) on the Securities, in each case pursuant to the Offer, are effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder (and, if an applicable tax treaty applies, are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), the Non-U.S. Holder will be exempt from U.S. withholding tax but will be subject to regular U.S. federal income tax on such amounts in the manner described above with respect to U.S. Holders. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        In order to qualify for the portfolio interest exemption or, as the case may be, the exception from U.S. withholding tax for income effectively connected with the conduct of a trade or business in the United States, one of the following certification requirements must be met at the time payment is made: (i) the withholding agent holds a valid Form W-8BEN or Form W-8ECI, as the case may be, from the Non-U.S. Holder and can reliably associate the payment with the Form W-8BEN or W-8ECI, or (ii) the Non-U.S. Holder holds the Securities through certain qualified foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

        A Non-U.S. Holder that does not tender Securities pursuant to the Offer will not recognize gain or loss for U.S. federal income tax purposes and will retain its Securities with an unchanged tax basis and holding period.

Backup Withholding and Information Reporting

        In general, in the case of a U.S. Holder, other than certain exempt U.S. Holders that certify to their exempt status, the Company and other payors are required to report to the IRS the gross proceeds from the sale of Securities pursuant to the Offer. Additionally, backup withholding generally will apply to payments of gross proceeds from the tender of the Securities pursuant to the Offer if a U.S. Holder (i) fails to provide an accurate taxpayer identification number and certify that the taxpayer identification number is correct (which will be requested pursuant to the Letter of Transmittal), (ii) fails to certify that it is not subject to backup withholding, or (iii) otherwise fails to comply with applicable backup withholding rules. If applicable, backup withholding will be imposed at a rate of 28%.

        In the case of a Non-U.S. Holder, information returns will be filed with the IRS in connection with the payment of accrued stated interest and any amounts attributable to accrued original issue discount on the Securities. Backup withholding at a rate of 28%, as well as additional information reporting, may apply to payments of gross proceeds from the tender of the Securities pursuant to the Offer by Non-U.S. Holders that fail to certify their exempt status by properly completing an appropriate IRS Form W-8.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the applicable U.S. Holder's or Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

        The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular beneficial owners in light of their particular circumstances and income tax situations. Beneficial owners of Securities should consult their tax advisors as to the particular tax consequences to them of the Offer, including the effect of any federal, state, local, foreign or other tax laws.

DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT

        The Company has retained J.P. Morgan Securities LLC to act as the Dealer Manager, MacKenzie Partners, Inc. to act as the Information Agent and U.S. Bank National Association to act as the Depositary in connection with the Offer. The Company will pay the Dealer Manager, the Information Agent and the Depositary customary fees for their services in connection with the Offer. The Company has also agreed to reimburse the Dealer Manager, the Information Agent and the Depositary for certain of their out-of-pocket expenses and to indemnify them against certain liabilities, including liabilities under the federal securities laws.

        The Company, Sinclair and the Dealer Manager have entered into an engagement agreement pursuant to which the Dealer Manager has agreed to provide certain investment banking and advisory services, including serving as dealer manager with respect to the Offer, in connection with the refinancing of the Company's and Sinclair's indebtedness, for which the Dealer Manager will receive certain fees and expenses.

        The Dealer Manager and its affiliates, in the ordinary course of their respective businesses, may make markets in securities of Sinclair or the Company, including the Securities. As a result, from time to time, the Dealer Manager and its affiliates may own certain of Sinclair's or the Company's securities, including the Securities, for their own account or for accounts of their customers and, accordingly, may hold long or short positions in the Securities or Class A Common Stock at any time. In the ordinary course of their respective businesses, the Dealer Manager and its affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us, including the provision of credit facilities, and/or perform financial advisory services for us for which they received, or will receive, customary fees and expenses.

        None of the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company, Sinclair, their respective affiliates or the Securities contained or referred to in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

        NONE OF THE COMPANY OR SINCLAIR, INCLUDING THE BOARD OF DIRECTORS AND OFFICERS OF EACH, THE INFORMATION AGENT, THE DEPOSITARY OR THE DEALER MANAGER MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER, OR REFRAIN FROM TENDERING, ALL OR ANY PORTION OF THE PRINCIPAL AMOUNT OF THEIR SECURITIES PURSUANT TO THE OFFER AND NO ONE HAS BEEN AUTHORIZED BY ANY OF THEM TO MAKE SUCH A RECOMMENDATION. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER OR NOT TO TENDER SECURITIES AND, IF SO, THE PRINCIPAL AMOUNT OF SECURITIES TO TENDER.

Solicitation

        Directors, officers and employees of the Company, Sinclair or their affiliates, the Information Agent or the Dealer Manager may contact Holders by hand, mail, telephone or facsimile regarding the Offer and may request brokers, dealers and other nominees to forward the Offer to Purchase, Letter of Transmittal and related materials to beneficial owners of the Securities. Such directors, officers and employees will not be specifically compensated for providing such services.

Fees and Expenses

        If you hold your Securities through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. The Company will pay all fees and expenses of the Dealer Manager, the Information Agent and the Depositary in connection with the Offer. The Company will also reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials to their customers. The Company will not, however, pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) in connection with the solicitation of tenders of Securities pursuant to the Offer.

 MISCELLANEOUS

        We are not aware of any jurisdiction in which the making of the Offer is prohibited by applicable law. If we become aware of any jurisdiction in which the making of the Offer is so prohibited or would not be in compliance with the laws of such jurisdiction, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders residing in such jurisdiction. This Offer to Purchase and the related documents do not constitute an offer to buy or solicitation of an offer to sell Securities in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        Pursuant to Exchange Act Rule 13e-4, we have filed the Schedule TO with the Commission, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under "Where You Can Find More Information" in this Offer to Purchase.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SECURITIES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, YOU SHOULD NOT RELY ON ANY SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY THE COMPANY OR SINCLAIR (INCLUDING THE BOARD OF DIRECTORS AND OFFICERS OF EACH), THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

        The Letter of Transmittal and any other required documents should be sent or delivered by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below.

The Depositary for the Offer is:

U.S. Bank National Association

By Regular, Registered or Certified Mail,
By Overnight Courier or By Hand

By Facsimile (For Eligible Institutions only) (651) 495-8158 Attention: Corporate Trust Services / Specialized Finance	60 Livingston Ave. Saint Paul, Minnesota 55107 Attention: Corporate Trust Services / Specialized Finance	Banks and Brokers Call: (651) 495-3630 All Others Call Toll Free: (800) 934-6802

        If a Holder has questions about the Offer or procedures for accepting the Offer, the Holder should contact the Dealer Manager or the Information Agent at one of their telephone numbers set forth below. If a Holder would like additional copies of this Offer to Purchase, the Letter of Transmittal or other related documents, the Holder should call the Information Agent at one of its telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC
383 Madison Avenue, 3rd Floor
New York, New York 10179
Attention: High Yield Syndicate
(800) 261-5767 (toll free)
(212) 270-3394 (collect)